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                                EXHIBIT 10











                           TRANSITION AGREEMENT

                       dated as of September 3,1995

                                   among

                          HASTINGS FILTERS, INC.

                      HASTINGS MANUFACTURING COMPANY

                                    and

                               HASTINGS INC.

                             and joined in by

                               CLARCOR INC.






















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                           TRANSITION AGREEMENT

          TRANSITION AGREEMENT,  dated as of September 3, 1995 (this

"Agreement"), between Hastings Filters Inc., a Delaware corporation

("Buyer"), Hastings Manufacturing Company, a Michigan corporation

("Seller"), and Hastings Inc., a Canadian corporation ("Hastings Canada").

Buyer is a wholly-owned indirect subsidiary of CLARCOR, Inc., a Delaware corporation ("CLARCOR").  CLARCOR joins in this Agreement to guarantee the performance of Buyer's obligations hereunder as set forth in Section 9.12.


                                WITNESSETH:

          WHEREAS, Seller and its subsidiary, Hastings Canada, are, among other things, engaged in the business (the "Business") of manufacturing,

purchasing, selling, reselling and distributing oil, air, diesel fuel,

radiator, water, gas and transmission fluid filters and crankcase breathers and pollution control valves (the "Filter Products");


          WHEREAS, Buyer, Seller and Hastings Canada have entered into an

Asset Purchase Agreement, dated the hereof (the "Asset Purchase

Agreement"), which provides for the purchase by Buyer of certain of the properties and assets of Seller and Hastings Canada related to the

Business; and


          WHEREAS, Buyer, Seller and Hastings Canada desire to set forth their understanding and agreement with respect to certain matters regarding the transition of the operation of the Business from Seller and Hastings

Canada to Buyer;


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          WHEREAS, Seller has agreed to furnish Buyer with certain filter products, component parts and related services during a transition period on the terms and conditions  set forth in this Agreement.


          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                 ARTICLE I

                             TRANSITION PERIOD

          Section 1.01.  TRANSITION PERIOD.  As used in this Agreement, the

"Transition Period" shall mean the Initial Transition Period, as such

Initial Transition Period may be extended pursuant to SECTION 1.03 hereof.


          Section 1.02.  INITIAL TRANSITION PERIOD.  The "Initial

Transition Period" shall mean the period commencing on the Closing Date and terminating on the date occurring eight months after such Closing Date (the

"Termination Date").


          Section 1.03.  EXTENSION OPTION.  Buyer shall have the option

(the "Extension Option"), exercisable in its sole discretion, to extend the

Transition Period beyond the Initial Transition Period to any date occurring not more than four months after the date of termination of the

Initial Transition Period.  The Extension Option shall be exercisable by delivery of written notice (the "Option Exercise Notice") from Buyer to



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Seller not less than 30 days prior to the termination of the Initial

Transition Period.  The Option Exercise Notice shall be executed by an officer of Buyer and shall state the date on which the Transition Period,

as extended, shall terminate (the "Extended Termination Date").  Buyer may amend the Option Exercise Notice by modifying the Extended Termination Date at any time, provided that Buyer provides written notice of such modification to Seller not less than 30 days prior to the earlier of the existing Extended Termination Date or the proposed new Extended Termination date.  Such modification notice shall be executed by an officer of Buyer.

In no event shall the Transition Period by extended beyond the period set forth in the first sentence of this SECTION 1.03.


          Section 1.04.  CERTAIN DEFINED TERMS USED HEREIN.  Capitalized

terms used herein but not defined herein shall have the respective meaning specified in the Asset Purchase Agreement.


                                ARTICLE II

                          PERFORMANCE OBLIGATIONS


          Section 2.01.  GENERAL.  Seller hereby covenants and agrees to perform the obligations set forth in this ARTICLE II during the Transition

Period.  Seller acknowledges that the purpose of this Agreement is to minimize any disruptions to the operation of the Business during the

Transition Period.  Accordingly, Seller shall devote such resources and personnel as is necessary to perform such obligations in a manner reasonably satisfactory to Buyer and shall produce Hastings Filters


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Products (a) of a quality at least equal to the quality of Filter Products produced or acquired by Seller prior to the Closing Date and (b) in quantities which satisfy the standards set forth in this Agreement.  For purposes of this Agreement, "Transition Filter Products" shall consist of components for and finished spin on filters, components for cartridge style oil filters, gas filters, and components for and finished heavy duty air filters identified in detail on SCHEDULE 2.01 hereto.


          Section 2.02.  PRODUCTION.  (a) During the Transition Period, the

scheduling and component part and finished goods production releases shall continue under the same processes as currently are employed between the

Hastings, Michigan plant (the "Hastings Plant") and the Yankton, South

Dakota plant (the "Yankton Plant"), as further described below.  On each

Monday (the "Forecast/Order Date") during the Transition Period, Buyer shall advise Seller in writing of (i) Buyer's forecast  (the "Forecast") of the type and quantity of Transition Filter Products which Buyer then anticipates that Buyer will ask Seller to produce for Buyer during the eight-week period beginning on the Forecast/Order Date (the "Forecast

Period") and (ii) Buyer's order (the "Order") of the type and quantity of

Transition Filter Products to be produced by Seller for Buyer and shipped by Seller to Buyer during the five business day period beginning seven days after the Forecast/Order Date (the "Order Period").  Seller shall (x) take such preparatory actions as are reasonably necessary to enable Seller to perform in accordance with the Forecast during the Forecast Period and (y)

manufacture and/or acquire and ship to Buyer such Transition Filter


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Products as are set forth in the Order during the Order Period, provided that (A) the actual amount of Transition Filter Products produced with respect to any Order may not be more than 10% more or 10% less than the amount specified in such Order and (B) no Forecast or Order shall require the production of a quantity of Transition Filter Products in excess of the standards set forth in subsection (b) of this SECTION 2.02 ("Accepted

Filter Products").  Buyer shall pay Seller for all such Accepted Filter

Products in accordance with SECTION 3.01; Transition Filter Products not meeting such standards and therefore rejected by Buyer shall remain the property of Seller and Buyer shall have no obligation with respect thereto.


          (b)  Seller agrees that its production of Transition Filter

Products pursuant to this Agreement shall be at a rate which, if annualized and sold, is not less than the greater of (i) the production rate of

Transition Filter Products in 1994, or (ii) the annualized production rate of Transition Filter Products in 1995 through the date of this Agreement,

PROVIDED that if annualized Orders for Transition Filter Products pursuant to this Agreement are less than such amount, then Seller's required production rate shall be reduced to the annualized level which would result from such Orders (the "Target Production Rate").  Buyer and Seller

acknowledge and agree, so long as the product mix of Buyer's Orders remains roughly similar to the product mix during the period applied to calculate the Target Production Rate under this Section, that Seller maintains the capacity to fill such Orders and that such Orders will generally not




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require price increases as a result of increased production costs in accordance with Section 2.02(c).


          (c)  Seller will provide Buyer with Transition Filter Products at the Target Production Rate for the price set forth in SECTION 3.01 of this

Agreement.  In the event that Buyer's annualized Orders for Transition

Filter Products exceeds the Target Production Rate, Buyer acknowledges that

Seller may incur increased production costs (such as labor overtime) and

Buyer agrees that the price applicable to any Orders exceeding the Target

Production Rate will be increased by an amount to be negotiated in good faith and mutually agreed upon by Buyer and Seller.  In the event Buyer and

Seller are unable to agree upon the price for Orders exceeding the Target

Production Rate, Seller shall have no obligation to fill any orders exceeding the Target Production Rate.


          Section 2.03.  COMPONENTS AND RESOURCES.  (a) None of the raw

materials, work-in-process, components or finished goods inventory of

Transition Filter Products located at the Hastings Plant on the Closing

Date (except for certain finished goods located in Warehouse #3, normally distributed from the Knoxville Facility) shall be purchased by Buyer pursuant to the Asset Purchase Agreement but shall be retained by Seller and utilized by Seller so long as available in production of Transition

Filter Products by Seller pursuant to this Agreement.  In the event that such inventories are or become inadequate to produce Transition Filter

Products pursuant to a Forecast or Order, Seller shall, at its cost and expense and subject to compensation as set forth in Article III, acquire

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such additional raw materials and other components as may be required for such purposes.  In addition, Seller shall, at its cost and expense and subject to compensation as set forth in Article III, provide such power,

supplies and other standard overhead items as are necessary to manufacture

Transition Filter Products pursuant to Forecasts or Orders at the Hastings

Plant in accordance with this Agreement.  As various manufacturing processes utilized in producing Transition Filter Products are transferred during the Transition Period from the Hastings Plant to the Yankton Plant,

Seller shall, consistent with Buyer's Forecasts and Orders, reduce or eliminate its purchases of raw materials and utilize existing work-in-

process to produce finished components and finished goods.


          (b)  At the end of the Transition Period Buyer shall purchase from Seller any remaining raw materials, work-in-process, finished components and finished goods, at a price determined as follows:


          (i)  the total quantity of such inventory shall be determined by a physical count to be taken by representatives of Seller and Buyer in accordance with generally accepted auditing standards on a date no more than 10 business days prior to the end of the Transition Period.

     The Seller shall report to the Buyer in writing as of the end of the

     Transition Period the quantity of each item of inventory determined from such count.  The total quantity of inventory so reported is hereafter called the "Base Inventory".  The Base Inventory for all items of inventory multiplied by the lower of cost or market (the

     "Inventory Price") for each item shall be the "Total Inventory";

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          (ii) as of the end of the Transition Period, Seller shall advise

     Buyer in writing of the quantity of each separate item of such inventory included in Base Inventory used or sold by Seller in the 12 month period preceding the date hereof (the "Inventory Calculation

     Base");


          (iii)  (A)  the Inventory Calculation Base for each item of finished goods shall be multiplied by three and the resulting product,

     which shall not exceed the Base Inventory amount for each item, shall be multiplied by the Inventory Price of each item of inventory and (B)

     the Inventory Calculation Base for each item of raw material and work-

     in-process inventory shall be multiplied by the Inventory Price of such items.  The sum of the amounts calculated pursuant to (A) and (B)

     above shall be the "Gross Dollar Amount of Inventory".  For purposes of calculating the Gross Dollar Amount of Inventory, any part number added to the Seller's master file within the two years prior to the date hereof shall be included in the Gross Dollar Amount of Inventory at its fully recorded amount (i.e., Base Inventory times the Inventory

     Price);


          (iv) The Obsolescence Reserve Credit, calculated pursuant to

     Section 3.6 of the Asset Purchase Agreement, shall be added to the

     Gross Dollar Amount of Inventory.  The amount so calculated shall be paid by Buyer to Seller within 10 days of the end of the Transition

     Period. Buyer shall remove such Inventory from the Hastings Plant within such 10 day period.

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          Section 2.04.  MANUFACTURE.  Seller shall provide such personnel as are necessary to manufacture Transition Filter Products as the Hastings

Plant in accordance with this Agreement.  Such manufacture shall be performed at the direction and under the supervision of Seller.  Seller acknowledges that Buyer's Orders will be designed to provide Transition

Filter Products during the Transition Period and (b) to increase production of Transition Filter Products during the Transition Period to enable buyer to carry an excess inventory of Transition Filter Products during the period of time between the expiration of the Transition Period and the commencement of production of Transition Filter Products by Buyer at an alternate location, which excess inventory is intended to minimize any disruptions in the distribution of Transition Filter Products to customers.

Buyer shall compensate Seller for the carrying costs of excess inventory pursuant to SECTION 3.03.


          Section 2.05.  SUPPORT SERVICES.  Seller shall provide continuing support services for so long as requested by Buyer during the Transition

Period with regard to Transition Filter Products. Seller shall make appropriate personnel available upon the reasonable request by Buyer to facilitate and to assist conversion of such support services from Seller's computer systems to those of Buyer.  Additionally, Seller shall provide for

Buyer such support services as Seller deems reasonably necessary to furnish the Transition Filter Products in accordance with this Agreement and to comply with its other obligations under this Agreement.  Assuming that

Orders do not materially exceed the Target Production Rate and do not


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materially vary from the product mix during the period applied in calculating the Target Production Rate, Seller currently maintains all of the support services it reasonably believes necessary to fulfill its obligations to Buyer during the Transition Period under this Agreement.

Buyer acknowledges that Seller shall have no obligation to provide any continuing support services for which Buyer is unwilling to pay for or has not paid for in accordance with this Agreement. Seller shall bear no liability to Buyer, including liability for consequential damages, in connection with not furnishing any support services for reason of nonpayment by Buyer.  Notwithstanding the foregoing, this Section 2.05 shall not relieve Seller from liability or performance under this Agreement if Buyer withholds payment for support services because Seller has breached its obligations under other provisions of this Agreement.


          Section 2.06 STORAGE.  (a)  In order to facilitate Buyer's accumulation of surplus inventory during the Transition Period, Seller agrees that Buyer shall be permitted to store Transition Filter Products sold by Seller to Buyer in surplus storage space of Seller designated as

"Warehouse #3" (the "Warehouse").  Buyer may store purchased Transition

Filter Products at Seller's Warehouse only in such quantities as will not cause any disruption in Seller's business operations, as determined in

Seller's discretion, or require Seller to acquire or occupy any additional storage space.  Buyer will be solely responsible for any storage containers required in connection with storing purchased Transition Filter Products at

Seller's Warehouse.


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          (b)  Seller will deliver Transition Filter Products to the

Warehouse at Buyer's request to be stated in an Order.  Buyer shall be provided with a reasonable opportunity to inspect finished Transition

Filter Products at the Hastings Plant prior to delivery to the Warehouse.

All Transition Filter Products delivered to the Warehouse at Buyer's request will be deemed accepted by Buyer.


          (c)  Buyer shall bear all risk of loss for any and all Transition

Filter Products shipped to and stored at the Warehouse at Buyer's request.



                                ARTICLE III

                        COMPENSATION AND LIABILITY



          Section 3.01.  PRICES FOR TRANSITION FILTER PRODUCTS.  Upon

shipment by Seller of all or any part of any Order, Buyer shall become obligated to pay to Seller in accordance with SECTION 3.03(A), unless contested in good faith by Buyer, an amount calculated from the unit prices for Transition Filter Products set forth on SCHEDULE 2.01 (the "Page One

Costs") plus an additional amount not to exceed 5% thereof (the "Page Two

Costs") plus an amount equal to 5% of the sum of the Page One and Page Two

Costs.  Such Page Two Costs shall be expressed as a flat percentage of the unit standard prices at a percentage as reviewed and agreed between a

designee of Buyer and Seller.   Seller confirms that such unit prices (Page

One Costs) are equal on the date hereof to Seller's standard cost for each such Transition Filter Product.  Such Page One Costs are the direct


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material, labor and overhead costs of such Transition Filter Products.

Buyer and Seller agree that such Page One Costs may be adjusted from time to time to reflect applicable labor rates per Seller's union contract,

material costs changes as reviewed by Buyer and overhead rate changes as reviewed by Buyer as the relationship between incurred direct labor and incurred overhead costs changes; provided that, in no event shall any such increase in the labor rate component of such price exceed the amount, if any, by which such labor rates have increased for Seller's piston ring business.  Seller further confirms that the Page Two Costs represents certain indirect costs (production scrap, waste disposal, material price variances, incoming freight, inventory adjustments, product development costs, scrap sales and cash discounts earned) related to the production of

Transition Filter Products which are not included in the Page One Costs for each such Transition Filter Product supplied by Seller.  The prices paid by

Buyer hereunder are FOB the Hastings Plant and all shipping costs therefore shall be borne by Buyer.


          Section 3.02.  CARRYING COSTS.  Buyer acknowledges that Seller has agreed to maintain inventory relating to Transition Filter Products in order to provide Buyer with Transition Filter Products during the

Transition Period.  Accordingly, Buyer shall compensate Seller on a monthly basis for the costs of carrying inventory relating to Transition Filter

Products in an amount determined by multiplying (i) the Prime Rate as established by The First National Bank of Chicago from time to time divided by twelve by (ii) the amount of the cost or average standard costs of all


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raw materials, work-in-process, components parts and unbilled finished goods inventory of Transition Filter Products at the Hastings Plant.


          Section 3.03.  PAYMENT OF COMPENSATION.  (a) Upon shipment by

Seller of Transition Filter Products during the Transition Period pursuant to an Order, Seller shall submit to Buyer an invoice for all amounts to which it is entitled pursuant to SECTION 3.01 of this Agreement.  Buyer shall pay such invoice in accordance with its normal payment practices, but in no event more than 15 days after the invoice date thereof unless contested in good faith by Buyer.  Any amounts due from Buyer to Seller in connection with Orders exceeding the Target Production Rate under Section

2.02(c) shall be invoiced and paid by Buyer to Seller in accordance with this Section 3.03(a).


          (b)  Not less than seven days prior to the commencement of the first month of the Transition Period and not less than seven days prior to the beginning of each month thereafter, Buyer and Seller shall agree to a good faith written estimate prepared by Seller for such subsequent month of

Seller's carrying costs to which Seller is entitled to compensation from

Buyer pursuant to SECTION 3.02.  Buyer shall pay such estimated carrying costs to Seller on a weekly basis during such month, subject to adjustment at the end of each month for any difference between the estimated amounts paid by Buyer and the actual carrying costs of Seller calculated in accordance with Section 3.02.





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          (c)  Not less than seven days prior to the commencement of the first month of the Transition Period and not less than seven days prior to the beginning of each month thereafter, Buyer and Seller shall agree to a good faith written estimate prepared by Seller for the cost of support services to be provided by Seller to Buyer during the subsequent month to which Seller is entitled to compensation from Buyer pursuant to SECTION

2.05.  Buyer shall pay such estimated support service costs, plus an amount equal to 5% of such support service costs, to Seller on a weekly basis during such month, subject to adjustment at the end of each month for any difference between the estimated amounts paid by Buyer and the actual support services costs plus 5% incurred by Seller.


          Section 3.04.  WARRANTY COSTS; PRODUCT LIABILITY CLAIMS.  Buyer

shall be liable for all warranty costs and product liability claims related to any Transition Filter Products manufactured and accepted by Buyer after the commencement of the Transition Period; PROVIDED, HOWEVER, that (a) this

SECTION 3.04 shall not relieve Seller of any liability to Buyer in connection with such warranty costs or product liability claims resulting from the gross negligence or willful misconduct of Seller in performing its obligations hereunder if such action or failure to act by Seller constituting gross negligence or willful misconduct was not at the direction of Buyer and (b) Seller shall not sell or permit to be used any

Filter Products manufactured by Seller after the commencement of the

Transition Period and rejected in good faith by Buyer for reason that the products failed to conform to the standard set forth in Section 2.01(a) of this Agreement.
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          Section 3.05.  SELLER'S EMPLOYEES.  Seller acknowledges that employees of Seller utilized by Seller to perform its obligations hereunder shall remain the employees of Seller rather than Buyer during the

Transition Period.  Accordingly, Seller shall remain liable for all costs,

expenses and liabilities with respect to such employees, including, without limitation, wages, salaries, bonuses, employee benefits, insurance claims and taxes.  Seller shall use its best efforts to prevent any disruption by its employees of the activities pursuant to Article V.  In the event of any such disruptions or attempted disruptions, Seller shall cooperate with

Buyer to mitigate the effects thereof.


                                ARTICLE IV

                            KNOXVILLE FACILITY



          Section 4.01.  PISTON RING DISTRIBUTION.  (a) Buyer and Seller

acknowledge that, pursuant to the Asset Purchase Agreement, Buyer is acquiring from Seller a facility located in Knoxville, Tennessee (the

"Knoxville Facility"), from which Seller currently also ships and distributes its piston ring products (the "Rings"). For a period beginning on the Closing Date and ending on the third day after written notice of termination is given by Seller to Buyer (but in no event later than 90 days after the termination of the Transition Period), Buyer shall permit Seller to accept shipments of Rings at the Knoxville Facility and, using the facilities and Seller's personnel located at the Knoxville Facility, ship such Rings to Seller's customers.  Buyer shall not be responsible for


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Seller's personnel located at the Knoxville Facility, the quality or the condition of the Rings so shipped or incur any liability to Seller for defaults by Seller's customers, returned products or warranty claims with respect to Rings.


          (b) For the period of time that Seller occupies a portion of the

Knoxville Facility, Seller agrees to reimburse Buyer for out-of-pocket costs incurred by Buyer allocable to the portion of the Knoxville Facility occupied by Seller. Out-of-pocket costs reimbursable by Seller to Buyer shall include costs such as taxes, insurance, utilities, janitorial,

maintenance and security (allocable to the period of Seller's occupancy)

but shall not include costs such as special assessments or capital improvements or repairs with respect to the facility.  Any out-of-pocket costs not attributable solely to Seller's occupancy of a portion of the

Knoxville Facility shall be prorated between Seller and Buyer with Seller paying an amount equal to such costs multiplied by a fraction, the numerator being the square footage of the Knoxville Facility occupied by

Seller during the applicable period and the denominator being the total square footage of the Knoxville Facility.  Buyer shall furnish Seller with statements reasonably detailing reimbursable costs due from Seller following the end of each month and Seller shall reimburse Buyer for such costs, unless contested in good faith by Seller, within fourteen days of receipt of each statement.  For the first and last month of Seller's use of a portion of the Knoxville facility, any reimbursable out-of-pocket costs otherwise billed on a monthly basis shall be multiplied by a fraction, the


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numerator of which is the number of days during the preceding month during which Seller used the Knoxville Facility and the denominator of which is

the total number of days in such month.   Notwithstanding the foregoing,

Buyer and Seller shall each pay their own direct costs arising from their use of the Knoxville Facility (e.g. Seller shall pay for piston ring shipping cartons and Buyer shall pay for filter product shipping cartons).


          Section 4.02.  FILTER DISTRIBUTION.  During the same period of time as set forth in SECTION 4.01 hereof, Seller agrees to provide to Buyer the services of such of Seller's employees as are necessary to accept shipment of Transition Filter Products at the Knoxville Facility and to

distribute such Transition Filter Products to Buyer's customers.  In addition, Seller shall provide Buyer with customer order entry and customer billing support services for Transition Filter Products at the Knoxville

Facility.


          Section 4.03.  (a)  COMPENSATION.  Buyer shall compensate Seller on a weekly basis for the services provided by Seller pursuant to SECTION

4.02 during such week by reimbursing Seller for its costs and expenses directly related thereto incurred during such week plus 5% of such costs and expenses.  Within 15 days after the date of this Agreement, Buyer and

Seller shall agree to a proposed budget setting forth their best estimate of the weekly costs and expenses directly related to the provision by

Seller of such services.  Seller shall not be entitled to weekly compensation under this SECTION 4.03 for costs and expenses (exclusive of the 5% add-on) in excess of 110% of the total weekly budgeted out-of-pocket

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costs and expenses as set forth on such budget (exclusive of the 5% add-

on), such costs and expenses and such budgeted amount to be prorated for any final partial week during which such services are rendered by Buyer based on the number of days elapsed in such final partial week.


          (b)  Any related overhead expenses as determined and agreed to by a designee of each of Buyer and Seller will be paid by Buyer to Seller on a monthly basis on the 15th day of each month for overhead expenses incurred during the prior month.


          Section 4.04.  SELLER'S EMPLOYEES.  (a) Except as set forth in paragraph (b) hereof, Seller acknowledges that employees of Seller located at the Knoxville Facility shall remain the employees of Seller rather than

Buyer during the Transition Period.  Accordingly, Seller shall remain liable for all costs, expenses and liabilities with respect to such employees, including, without limitation, wages, salaries, bonuses,

employee benefits, insurance claims and taxes.  Seller shall use its best efforts to prevent any disruption by its employees of the activities undertaken by Seller and Buyer at the Knoxville Facility.  In the event of any such disruptions or attempted disruptions, Seller shall cooperate with

Buyer to mitigate the effects thereof.  At the end of the Transition

Period, Buyer may elect to hire any or all of the employees located at the

Knoxville Facility.







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                                 ARTICLE V

              REMOVAL OF PURCHASED ASSETS FROM HASTINGS PLANT


          Section 5.01.  GENERAL.  (a) At any time during the Transition

Period, Buyer shall have the right to remove from the Hastings Plant any or all of the Purchased Assets located therein.  All costs and expenses involved in preparing the Purchased Assets for shipment, loading and shipping such Purchased Assets shall be borne by Buyer and Buyer shall be responsible for and bear any risk of loss for any damages to the Purchased

Assets, the Hastings Plant or the equipment of Seller caused by Buyer's agents, contractors or representatives.  Buyer may utilize Seller's employees in such removal process, provided that Seller shall be compensated by Buyer for the cost of such employees' hourly labor.  Subject to SECTION 5.03, Seller shall provide Buyer and its agents and contractors such easements over and access to its property and the Hastings Plant as may be reasonably necessary for Buyer to accomplish the removal from the

Hastings Plant of the Purchased Assets.


          (b) Any Purchased Assets not removed by Buyer from the Hastings

Plant during the Transition Period shall be deemed to have been abandoned by Buyer.  Seller shall have the right to dispose of any such abandoned

Purchased Assets in its sole discretion.  The costs of such disposal to be borne by Seller.


          Section 5.02.  EFFECT ON SELLERS OBLIGATIONS UNDER ARTICLE II.

In the event that Buyer's activities pursuant to SECTION 5.01 result in the


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shipment from the Hastings Plant of equipment necessary or required for the production by Seller of any Transition Filter Product, Seller's obligations under ARTICLE II to manufacture such Transition Filter Products shall terminate.


          Section 5.03.  COORDINATION WITH SELLER.  Upon the commencement of the Transition Period, Buyer shall provide Seller with a forecast, to be updated by Buyer as necessary, of Buyer's estimated schedule for the removal of the Purchased Assets from the Hastings Plant.  In addition to such forecasts, Buyer shall give Seller not less than 7 business days written notice of its intention to remove any Purchased Assets from the

Hastings Plant and will promptly provide Seller with written notice of any of the Purchased Assets that Buyer has decided to abandon and which may be removed by Seller.  Buyer and Seller agree to cooperate in good faith so that Buyer's activities pursuant to SECTION 5.01 shall not (a) be impeded by any activity by Seller or its employees or agents or (b) disrupt unnecessarily Seller's manufacturing operations at the Hastings Plant.


                                ARTICLE VI

                             CANADIAN FACILITY


          Section 6.01.  FILLING CUSTOMER ORDERS.  (a) Hastings Canada

shall continue to fill orders for Filter Products during the period specified in Section 6.02 hereof.  Such orders shall be filled from inventory of Filter Products on hand at Hastings Canada facility at Barrie,

Ontario, Canada (the "Canadian Facility"); and, to the extent necessary,


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Hastings Canada shall acquire additional inventory of Filter Products to fill such orders from Knoxville Facility in accordance with past practices.


          (b)  Hastings Canada shall invoice the customer for the price of the Filter Products so ordered and shipped in accordance with the price lists for such Products in existence on the date hereof or as changed with the advance written consent of Buyer.  Upon payment to Hastings Canada of such invoices, Hastings Canada shall remit to Buyer's subsidiary, 1137447

Ontario, Inc., the owner of such Filter Products, within 5 days of such payment, an amount equal to 83% of the total amount paid less any portion thereof which is in payment of applicable taxes.  Hastings Canada shall retain the balance of such net payment, after remitting any such tax to the proper governmental authority.  Such retention shall constitute all of the compensation due to Hastings Canada for its services pursuant to this

Article VI.


          The parties acknowledge that (a) a total of approximately $55,000

(the "Transfer Tax") has been paid to the Canadian Government in respect of the Canadian Federal Goods and Service Tax ("GST"), (b) each of the Seller and the Buyer have paid one half of such tax, and (c) such amount (the

"Credit Amount") is refundable to 1137447 or may be used to offset GST taxes otherwise payable with respect to sales of Filter Product pursuant to this Agreement.  To the extent of such refunds or credits, Hastings Canada shall first be entitled to retain or be paid an amount equal to the portion of the Transfer Tax paid by Seller. After Seller has been paid in full with respect to its portion of the Transfer Taxes, all future refunds or credits shall be made or paid to 1137447.


          Section 6.02.  TERM.  The obligations of Hastings Canada and

Buyer pursuant to this Article VI shall begin on the date hereof and terminate on the later of (a) the 60th day after Buyer gives written notice to Seller of such termination or (b) the Termination Date.


          Section 6.03.  REMOVAL OF PURCHASED ASSETS FROM THE CANADIAN

FACILITY.  (a) Buyer shall remove all of the Purchased Assets located at the Canadian Facility from the Canadian Facility no later than the end of the term specified in SECTION 6.02.  All costs and expenses involved in preparing such Purchased Assets for shipment, loading and shipping such

Purchased Assets shall be borne by Buyer and Buyer shall be responsible for and bear any risk of loss for any damages to such Purchased Assets, the

Canadian Facility or the equipment of Hastings Canada caused by Buyer's agents, contractor or representatives.  Buyer may utilize employees of

Hastings Canada in such removal process, provided that Hastings Canada shall be compensated by Buyer for the cost of such employees' hourly labor.

Hastings Canada shall provide Buyer and its agents and contractors such easements over and access to the Canadian Facility as may be reasonably necessary for Buyer to accomplish the removal from the Canadian Facility of such Purchased Assets.


          (b)  Any Purchased Assets not removed by Buyer from the Canadian

Facility during the term specified in SECTION 6.02 shall be deemed to have been abandoned by Buyer. Hastings Canada shall have the right to dispose of any such abandoned Purchased Assets in its sole discretion.  The costs of such disposal shall be borne by Hastings Canada.


          Section 6.04.  TREATMENT OF INVENTORY AT CANADIAN FACILITY.  Any

inventory of Filter Products on hand at the Canadian Facility at the end of the period specified in SECTION 6.02  shall be removed by Buyer in accordance with SECTION 6.03.


          Section 6.05.  HASTINGS CANADA'S EMPLOYEES.  Hastings Canada

acknowledges that employees of Hastings Canada utilized by Hastings Canada to perform its obligations hereunder shall remain the employees of Hastings

Canada rather than Buyer.  Accordingly, Hastings Canada shall remain liable for all costs, expenses and liabilities with respect to such employees,

including, without limitation, wages, salaries, bonuses, employee benefits,

insurance claims and taxes.  Hastings Canada shall use its best efforts to prevent any disruption by its employees of the activities undertaken by

Hastings Canada herein or of Buyer's activities pursuant to this Article

VI.  In the event of any such disruptions or attempted disruptions,

Hastings Canada shall cooperate with Buyer to mitigate the effects thereof.


                                ARTICLE VII

                              CONFIDENTIALITY


          Section 7.01.  CONFIDENTIALITY.  Buyer and Seller agree that the terms of Section 11.2 of the Asset Purchase Agreement shall apply to and be incorporated by reference in this Agreement, the same as if any information acquired in the course of transactions contemplated by this Agreement were obtained during the course of the negotiations or investigation contemplated in the Asset Purchase Agreement, with the effect that the confidentiality obligations of Buyer and Seller shall be the same under this Agreement as under the Asset Purchase Agreement.


          Section 7.02.  REMEDIES.  (a) The parties agree that the

provisions of SECTION 7.01 hereof are reasonable with respect to the scope and duration set forth therein.  In the event that a court or agency of competent jurisdiction shall determine that any of the provisions set forth in SECTION 7.01 hereof are unreasonable under circumstances then existing,

the parties hereto agree that the maximum scope or duration permissible under such circumstances shall be substituted for the scope or duration stated therein.


          (b)  Without limiting the right to pursue all other legal and equitable remedies available for violation of the covenants contained in

ARTICLE VII hereof, it is expressly agreed that such other remedies cannot fully compensate Buyer or Seller for any violation and that Buyer and

Seller, as the case may be, shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof.

                               ARTICLE VIII

                                TERMINATION



          Section 8.01.  EVENTS OF TERMINATION BY BUYER.  In the event that during the Transition Period there should occur the failure or inability of

Seller to perform any of its obligations under this Agreement, Buyer may elect to terminate the rights and obligations of Seller and Buyer hereunder by written notice to Seller. Buyer agrees to provide Seller with a reasonable opportunity to cure any breach or default reasonably susceptible to cure.  In the event that Buyer exercises its election to terminate this

Agreement pursuant to this SECTION 8.01, Buyer's and Seller's rights  and obligations under this Agreement shall terminate effective with such notice.  Such termination shall not relieve either party of any liability to the other party incurred prior to or, with respect to the liability of the party in default, resulting from the termination of this Agreement.


          Section 8.02.  EVENTS OF TERMINATION BY SELLER.  In the event that during the Transition Period there should occur the failure or inability of Buyer to perform any of its obligations under this Agreement,

Seller may elect to terminate the rights and obligations of Seller and

Buyer hereunder by written notice to Buyer.  Seller agrees to provide Buyer with a reasonable opportunity to cure any breach or default reasonably susceptible to cure.  In the event that Seller exercises its election to terminate this Agreement pursuant to this SECTION 8.02, Buyer's and

Seller's rights and obligations under this Agreement shall terminate effective with such notice.  Such termination shall not relieve either party of any liability to the other party incurred prior to or, with respect to the liability of the party in default, resulting from the termination of this Agreement.

                                ARTICLE IX

                               MISCELLANEOUS



          Section 9.01.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED

BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN,

WITHOUT GIVING REGARD TO THE CONFLICT OF LAWS AND PRINCIPLES THEREOF.


          Section 9.02.  NOTICES.  All notices and requests given pursuant to this Agreement shall be in writing and shall be made by hand-delivery,

first-class mail (registered or certified, return receipt requested),

confirmed facsimile or overnight air courier guaranteeing next business day delivery to the relevant address specified below:

          If to Buyer, to:

          CLARCOR Inc.
          2323 Sixth Street
          P.O. Box 7007
          Rockford, IL  61125
          Attention:  Bruce A. Klein
          Tel.   815/961-5717
          Fax    815/962-8371

          with a copy to:

          Sidley & Austin
          Suite 4200
          One First National Plaza
          Chicago, IL  60603
          Tel.   312/853-7444
          Fax    312/853-7036

          If to Seller or Hastings Canada, to:

          Hastings Manufacturing Company
          325 North Hanover Street
          Hastings, Michigan  49058
          Attention:  Mark R.S. Johnson
                      Andrew Johnson
                      Co-Presidents
          Tel.   616/945-2491
          Fax    616/945-2983

          with a copy to:

          Warner Norcross & Judd LLP
          900 Old Kent Bank Building
          111 Lyon Street, N.W.
          Grand Rapids, Michigan 49503
          Attention:  Stephen C. Waterbury, Esq.
          Tel.   616/752-2000
          Fax    616/752-2500

or to such other address as such party may indicate by a notice delivered to the other party hereto.  Except as otherwise provided in this Agreement,

the date of each such notice and request shall be deemed to be, and the date on which each such notice and request shall be deemed given shall be:

at the time delivered, if personally delivered or mail; when receipt is acknowledged, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next business day delivery.


          Section 9.03.  ENTIRE AGREEMENT; INTEGRATION.  This Agreement

supersedes all prior agreements between or among any of the parties hereto with respect to the subject matter contained herein and therein, and such agreements embody the entire understanding among the parties relating to such subject matter.

          Section 9.04.  INJUNCTIVE RELIEF.  Each of the parties hereto acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at law.  Each of the parties therefore agrees that in the event of such a breach hereof the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach hereof.  By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.


          Section 9.05.  SECTION HEADINGS.  Section headings are for convenience of reference only and shall not affect the meaning of any provision of this Agreement.


          Section 9.06.  COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one and the same instrument.  All signatures need not be on the same counterpart.


          Section 9.07.  SEVERABILITY.  If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement, unless the result thereof would be unreasonable, in which case the parties hereto shall negotiate in good faith as to appropriate amendments hereto.

          Section 9.08.  FILING.  A copy of this Agreement and of all amendments thereto shall be filed at the principal executive office of

Buyer with the corporate recorder of Buyer.


          Section 9.09.  ATTORNEY'S FEES.  In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees (including any fees incurred in any appeal) in addition to its costs and expenses and any other available remedy.


          Section 9.10.  SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors.  The rights of either party hereto under this Agreement shall not be assignable by such party, except that the rights of Buyer hereunder may be assigned without the consent of Seller to any corporation all of the capital stock or to any general or limited partnership in which Buyer or any such corporation is a general partner, PROVIDED that Buyer shall not be released from any of its obligations hereunder by reason of such assignment.


          Section 9.11.  NO THIRD PARTY BENEFICIARIES.  Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto, or their respective successors, assigns and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 9.12.  CERTAIN MEDICAL INSURANCE.    With respect to each

person employed at the Yankton Plant (a "Transferred Employee") who, on

the day before the Closing Date,  is a participant in the Hastings

Manufacturing Company Employee Health Plan (the "Medical Plan"), Seller

shall provide, within the period required by law, notice of  the

Transferred Employee's rights to health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (ERISA

<Section> 601-609 and Internal Revenue Code <Section> 4980B) ("COBRA").

Buyer shall pay to Seller, with respect to the period beginning on the

Closing Date and ending on the earlier of (i) December 31, 1995, and (ii)

the end of the month in which such Transferred Employee's employment with

Buyer is terminated (the "Benefit Transition Period"),  the full amount of the COBRA applicable premium for each Transferred Employee who elects COBRA continuation coverage under the Plan.  At the end of the Benefit Transition

Period, Seller shall, with respect to the COBRA coverage of Transferred

Employees during the Benefit Transition Period, provide Buyer with a statement reasonably detailing the total costs of (i) claims paid under the

Medical Plan (less any stop-loss insurance proceeds received with respect thereto), (ii) stop-loss insurance premiums, and (iii) administrative costs and fees paid to any third-party administrator. Buyer agrees to reimburse

Seller promptly for any amount by which the total of these costs exceeds the COBRA applicable premium paid by Seller for the Benefit Transition

Period.  If the total cost is less than the COBRA premium, then Seller will promptly reimburse Buyer for the difference.  Buyer agrees that, at or before the end of the Benefit Transition Period, it will transfer coverage of the Transferred Employees and their covered dependents to a group health plan maintained by Buyer.  It is intended that coverage under

Buyer's plan will terminate all COBRA obligations of Seller except as otherwise required by law and that the Medical Plan shall have no further obligations to pay any claims attributable to the Transferred Employees,

whether such claims were incurred during or after the Benefit Transition

Period.  During any period that Seller is making payroll payments to the

Transferred Employees on behalf of Buyer, Seller shall continue to collect payroll deductions in the same amounts as prior to the Closing Date, and shall promptly remit all such withheld amounts to Buyer.


          Section 9.13.  GUARANTY BY CLARCOR.  By joining in this

Agreement, CLARCOR guarantees to Seller and Hastings Canada the full and prompt payment and performance (not just collection) by Buyer and its assigns of all of Buyer's covenants and obligations under this Agreement.

CLARCOR's guaranty of all of Buyer's covenants and obligations under this

Agreement shall remain effective notwithstanding any assignment of any of

Buyer's covenants or obligations. If Buyer does not perform a covenant or obligation under this Agreement, CLARCOR shall promptly perform the covenant or obligation.  This guaranty is an absolute, irrevocable,

primary, continuing, unconditional, and unlimited guaranty of performance and payment, and is not a guaranty of collection.  This guaranty shall remain in full force and effect (and shall remain in effect notwithstanding any amendment to this Agreement) until all of Buyer's obligations, under this Agreement have been paid, observed, performed, or discharged in full.

                               *  *  *  *  *

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.


ATTEST:                            HASTINGS FILTER, INC.


By:  /S/ MARCIA S. BLAYLOCK        By:  /S/ NORMAN E. JOHNSON
     Marcia S. Blaylock                 Norman E. Johnson
     Secretary                          Its President


ATTEST:                            CLARCOR INC.


By:  /S/ MARCIA S. BLAYLOCK        By:  /S/ NORMAN E. JOHNSON
     Marcia S. Blaylock                 Norman E. Johnson
     Secretary                          Its President


ATTEST:                            HASTINGS MANUFACTURING COMPANY


By:  /S/ M.C. BENNETT              By:  /S/ MARK R.S. JOHNSON
     Monty C. Bennett                   Mark R.S. Johnson
     Secretary                          Co-President


ATTEST:                            HASTINGS INC.


By:  /S/ M.C. BENNETT              By:  /S/ MARK R.S. JOHNSON
     Monty C. Bennett                   Mark R.S. Johnson
     Assistant Secretary                Vice President

                               SCHEDULE 2.01

                       DESCRIPTION AND UNIT PRICE OF
                        TRANSITION FILTER PRODUCTS


See attached computer printout together with cover page.